Exhibit 10.10

       Assignment and Alteration of License Agreement for
                  Use of Intellectual Properties


The following constitutes an agreement between the Parties, iPublishing, Inc., a California Corporation, with offices located in Santa Monica, California ("iPub"), and Hollywood Previews, Inc., a California Corporation, with offices located in Santa Monica, California ("HPI"), and iMedia International, Inc., a Delaware Corporation with offices in Santa Monica, CA ("iMed") for the purpose of altering and assigning a License and Use Agreement for specific intellectual properties acquired, developed or controlled by iPub.

Recitals:

Whereas iPub and HPI have previously entered into a Licence Agreement for Use of Intellectual Properties dated April 5, 2003 ("the Agreement"); and

Whereas HPI has recently been acquired by its parent company iMed, a publicly traded holding company; and

Whereas HPI desires to assign the Agreement along with its obligations to iMed; and

Whereas iMed is willing to accept assignment of the Agreement along with its obligations; and

Whereas the terms and conditions of the Agreement provide the legal basis for the transfer and assignment between parties; and

Whereas iPub has authorized and approved the assignment of the Agreement to iMed; and

Whereas iPub and iMed have agreed to re-negotiate some of the terms and conditions of the Agreement.

The Parties hereby agree:

1. Assignment of License. Beginning December 1, 2003 and continuing for the term of the Agreement, "Hollywood Previews, Inc." shall be replaced by iMedia International, Inc. as regards all representations, allusion and obligations as provided for under the Agreement.

2. Alteration of Royalties. Beginning December 1, 2003 and continuing for the term of the Agreement, royalties for use of iPub intellectual properties shall no longer be paid on a per-disc basis, but shall be calculated as a percentage of Gross Profit. iMed will pay iPub the amount of 5% royalty on the gross profit of each project, job or product that iMed produces and distributes that utilizes or exploits the intellectual properties licensed to iMed in the Agreement. "Gross Profit" shall be calculated as the profit derived by iMed from each sale after allowing for the cost of goods sold.

3. Sub-License of Trademarks, Copyrights and other Properties. In accordance with terms of the Agreement, and in order to allow for the most broad interpretation of iMed's sub-license rights, iPub irrevocably grants to iMed the right to sub-license, assign or hypothocate the various trademarks, copyrights and other intellectual properties to any subsidiary company or third party at the sole discretion of iMed, and without incurring any additional royalty, license or sub-license fees or obligations.

Should any legal action be required to enforce any of the terms and conditions of this agreement, the general terms, conditions, provisions, jurisdiction and arbitration provisions pertaining to dispute resolution as outlined in the original Agreement shall prevail.


Agreed to this day, the 12th of December, 2003.

By:

For I-Publishing, Inc.


/s/  Franklin Unruh
-------------------------------
Franklin Unruh
Vice President, I-Publishing, Inc.




For Hollywood Previews, Inc.


/s/  David MacEachern
--------------------------------
David MacEachern
CEO, Hollywood Previews, Inc.




For iMedia International, Inc.


/s/  Kelly Konzelman
---------------------------------
Kelly Konzelman
Executive Vice President, iMedia International, Inc.